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                                                                    EXHIBIT 4.3

                                                                  EXECUTION COPY

                 This ASSIGNMENT AGREEMENT, dated as of September 30, 1997, is made between NATIONSCREDIT MARINE FUNDING CORPORATION, a Delaware corporation ("NCMF") and BANKERS TRUST COMPANY, as Trustee of the NationsCredit Grantor Trust 1997-2 (the "Trustee").

                 WITNESSETH THAT: In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                 Capitalized but undefined terms shall have the meanings set forth in the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of September 30, 1997, among NationsCredit Securitization Corporation, a Delaware corporation, as Depositor (the "Depositor"), NationsCredit Commercial Corporation of America, a North Carolina corporation, as Servicer ("NationsCredit Commercial" or the "Servicer"), and Bankers Trust Company, as Trustee and as Collateral Agent.

                 SECTION 1. Conveyance of NCMF Receivables. (a) In consideration of the payment of $59,168,389.20 (the "Purchase Price") on the Closing Date by the Trustee, on behalf of the Certificateholders and the Surety Bond Issuer, NCMF does hereby sell, transfer, assign and otherwise convey on the Closing Date to the Trustee, in trust for the benefit of the Certificateholders and the Surety Bond Issuer, without recourse:

                (i) all right, title and interest of NCMF in and to the NCMF Receivables and all payments received thereunder after the Cutoff Date;

                (ii) all right, title and interest of NCMF in the security interests in the Boats related to NCMF Receivables granted by Obligors pursuant to the NCMF Receivables;

                (iii)    the right, title and interest of NCMF pursuant to
         Section 1.7 of the Purchase and Sale Agreement to cause NationsCredit Commercial to repurchase NCMF Receivables from NCMF for breaches of the representations and warranties contained in paragraphs (h) or (i) of Exhibit 11 to the Purchase and Sale Agreement (provided that paragraph (i) shall be limited to paragraphs (iii), (vi), (xiii) and (xxiii) of the definition of Eligible Receivable (as such term is defined in the Purchase and Sale Agreement));

                (iv) all right, title and interest of NCMF in any proceeds from claims on any physical damage, credit life or disability insurance policies covering Boats related to NCMF Receivables or Obligors related to NCMF Receivables;

                (v) all right, title and interest of NCMF in any proceeds from recourse to Dealers on NCMF Receivables; and

                (vi)     any proceeds of the foregoing.
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                "NCMF Receivables" means the marine retail installment contracts listed on Schedule A.

                The interests set forth in clauses (i)-(vi) of this Section 1(a) are hereinafter referred to as the "NCMF Interests."

         (b) NCMF intends that the assignment and transfer herein contemplated constitute a sale of the NCMF Receivables, conveying good title thereto free and clear of any liens and encumbrances, from NCMF to the Trust and that such property not be part of NCMF's estate or property of NCMF in the event of any insolvency by NCMF, and the Trustee acquiesces in such characterization. In the event that such conveyance is deemed to be, or to be made as security for, a loan, NCMF hereby grants to the Trust a first priority perfected security interest in all of NCMF's right, title and interest in and to the NCMF Receivables, and this Assignment Agreement shall constitute a security agreement under applicable law.

                 SECTION 2. Repurchase Amounts. On the Deposit Date next succeeding the date on which NCMF receives any amounts from NationsCredit Commercial in respect of repurchases of NCMF Receivables as a result of a breach of any of the representations and warranties described in Section 1(a)(iii) hereof, NCMF shall remit such amounts to the Servicer for Deposit in to the RV Collection Account and Marine Collection Account.

                SECTION 3. Deliveries at Closing. On the Closing Date NCMF shall deliver to the Trustee the following:

                (i) A Certificate of Good Standing of NCMF in the State of Delaware

                (ii) A Secretary's Certificate of NCMF, which has as exhibits thereto the Certificate of Incorporation and By-laws of NCMF and resolutions of the Board of Directors of NCMF authorizing the transactions contemplated by Assignment Agreement;

                (iii) An Officer's Certificate of NCMF relating to the incumbency of officers of NCMF;

                (iv) UCC-1 Financing Statements executed by NCMF with respect to the grant of the security interest set forth in Section 1(a)(ii) to be filed with the Secretary of State of the State of Texas; and

                (v) An opinion of Counsel with respect to certain corporate matters of NCMF in form and substance reasonably satisfactory to the Trustee.

                 SECTION 4. Representations and Warranties of NCMF. NCMF hereby makes the following representations and warranties to the Trustee on behalf of the Certificateholders and the Surety Bond Issuer:

                 (a) Organization and Good Standing. NCMF has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is now conducted, and had at all relevant times, and shall have, power, authority and legal right to acquire, own and sell the NCMF Receivables. NCMF's principal place of business and chief executive office as of the Closing Date is in Texas.

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                 (b)      Due Qualification. NCMF is duly qualified to do
business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the lack of such qualifications or approvals would not have a material adverse effect on the business or properties of NCMF.

                 (c) Power and Authority. NCMF has the power and authority to execute and deliver this Assignment Agreement and to carry out its terms; and the execution, delivery, and performance of this Assignment Agreement has been duly authorized by NCMF by all necessary corporate action.

                 (d) Valid Sale; Binding Obligations. The sale, transfer and assignment of the NCMF Interests by NCMF to the Trust, pursuant to Section 1, constitutes (a) a valid sale, transfer and assignment of the NCMF Interests, enforceable against creditors of and purchasers from NCMF and (b) a legal valid and binding obligation of NCMF enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights generally and subject to general principles of equity.

                 (e) No Violation. The consummation of the transactions contemplated by this Assignment Agreement and the fulfillment of the terms hereof does not and will not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or by-laws of NCMF, or any indenture, agreement, or other instrument to which NCMF is a party or by which it shall be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, or other instrument; nor violate any law or any order, rule, or regulation applicable to NCMF of any court or of any Federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over NCMF or its properties.

                 (f) No Proceedings. There are no proceedings or investigations pending or threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over NCMF or its properties: (A) asserting the invalidity of this Assignment Agreement; (B) seeking to prevent the consummation of any of the transactions contemplated by this Assignment Agreement; or (C) seeking any determination or ruling that might materially and adversely affect the performance by NCMF of its obligations under, or the validity or enforceability of this Assigment Agreement.

                 (g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required in connection with the execution and delivery by; and NCMF of this Assignment Agreement, the performance by NCMF of the transactions contemplated by this Assignment Agreement, and the fulfillment by NCMF of the terms hereof, have been obtained.

                 (h) Title. It is the intention of NCMF that the sale, transfer and assignment of the NCMF Interests contemplated by Section 1 constitute a sale, transfer and assignment of the NCMF Interests from NCMF to the Trust and that the beneficial interest in and title to the NCMF Interests not be part of the debtor's estate in the event of the filing of a bankruptcy petition by or against NCMF under any bankruptcy law. In the event that such sale, transfer and assignment is deemed to be made as security for a loan, NCMF hereby grants to the Trustee a first priority security interest in all of NCMF's right title and interest in and to the NCMF

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Interests and this Assignment Agreement shall constitute a security agreement under applicable law. No interest in any portion of the NCMF Interests has been sold, transferred, assigned, or pledged by NCMF to any person other than the Trust. Immediately prior to the sale, transfer and assignment contemplated by
Section 1, NCMF had good and marketable title to each NCMF Receivable, free and clear of all Liens, encumbrances, security interests and rights of others; and the sale and assignment has been perfected under the Uniform Commercial Code in effect in Texas.

                 SECTION 5. Payment Instructions. The Trustee shall deposit, or cause to be deposited, the Purchase Price into an account specified by NCMF.

                 SECTION 6. Governing Law. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                 SECTION 7. Counterparts. This Assignment Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                 SECTION 8. No Petition. The Trust will not institute against, or join any other person in instituting against, NCMF, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, until August 16, 2014.

                 SECTION 9. Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments, certificates and other documents and take such other action as any party may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

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                 IN WITNESS WHEREOF, the parties hereby have caused this
Assignment Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

                                             NATIONSCREDIT MARINE FUNDING
                                             CORPORATION

                                             By: /s/ LAWRENCE ANGELILLI
                                                 -------------------------------
                                             Name: Lawrence Angelilli
                                             Title: Vice President and Treasurer

                                             BANKERS TRUST COMPANY, as Trustee
                                             of NationsCredit Grantor Trust
                                             1997-2

                                             By: /s/ LILLIAN K. PEROS
                                                 -------------------------------
                                                 Name:  Lillian K. Peros
                                                 Title: Assistant Vice President
Acknowledged and agreed to:

NationsCredit Commercial Corporation
of America

By: /s/ LAWRENCE ANGELILLI
    -------------------------------
    Name:  Lawrence Angelilli
    Title: Vice President and Treasurer

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